Exhibit 4.40

AGREEMENT ON TERMINATION

Party A: Guisheng Liu

Party B: Shanghai Rampage Shopping Co., Ltd.

Party C: Rampage Trading (Shanghai) Co., Ltd.

WHEAERS, all parties have entered into the loan agreement, pledge agreement, purchase option agreement and related documents (Be known as “A Series of Agreements” hereinafter)

Three parties have reached unanimity through friendly consultations, and entered into this Contract to terminate a series of agreements.

1.              A Series of Agreements shall be terminated on June 12, 2014 with consent of all of three parties

2.              Party B shall bear the taxes payable arising from the transactions contemplated under A Series of Agreements.

3.              All of three parties confirm that Party C has received the loan equal to RMB 0.5 million from Party A.

4.              All of three parties have no dispute and unfinished matter.

5.              This Contract shall have three originals. Each party shall hold one original.

Party A: /s/ Guisheng Liu	Party B: /s/ Shanghai Rampage	Party C: /s/ Rampage Trading
	Shopping Co., Ltd.	(Shanghai)Co., Ltd.
Date:	Date:	Date: